Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Ordinary Shares of Perfect Corp. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated: February 5, 2025

Alice H. Chang
By:	/s/ Alice H. Chang
	Name:	Alice H. Chang
	Title:	CEO and chairwoman of the Board

GOLDEN EDGE CO., LTD.
By:	/s/ Iris Chen
	Name:	Iris Chen
	Title:	Director

World Speed Company Limited
By:	/s/ Liang-Chu Sun
	Name:	Liang-Chu Sun
	Title:	Director

DVDonet.com. Inc.
By:	/s/ Liang-Chu Sun
	Name:	Liang-Chu Sun
	Title:	Director